Exhibit 10.1

EXECUTION COPY

June 24, 2018

Irwin D. Simon

President and Chief Executive Officer

The Hain Celestial Group, Inc.

Re: Succession Agreement

Dear Irwin,

This letter agreement (“Agreement”) sets forth the terms and conditions of the succession of your employment from The Hain Celestial Group, Inc., a Delaware corporation (the “Company”). Reference is made to your Employment Agreement with the Company, originally dated as of July 1, 2003, as amended through September 23, 2014 (the “Employment Agreement”). Capitalized terms used in this Agreement that are not defined herein have the meanings set forth in the Employment Agreement.

1.      Succession of Employment.

(a)      Your employment with the Company will terminate, and you will resign from your position as President and Chief Executive Officer of the Company, and from all other offices with the Company and its affiliates, on the Succession Date. For purposes hereof, the “Succession Date” shall mean the date immediately prior to the first date of employment of a new Chief Executive Officer of the Company to be appointed by the Company’s Board of Directors (the “Board”). Prior to the Succession Date, you will continue in your position as President and Chief Executive Officer and perform the duties of such office, and you agree to assist the Board in the identification and hiring of a successor to your position during this period. Prior to the Succession Date, your employment will continue to be subject to the terms and conditions of the Employment Agreement and you shall be entitled to receive your Base Salary through the Succession Date, provided that you will not be eligible to receive an annual bonus in respect of the 2019 fiscal year nor to be granted any long term incentive awards after the date hereof. You will not be entitled to any payments or benefits under the Employment Agreement except as specifically provided herein or as incorporated herein by reference, and you hereby waive and release any such claims.

(b)      In the event that, prior to the Succession Date described above, your employment is terminated on account of death, Disability, Termination Without Cause, or Termination for Good Reason as provided in Section 5(a) of the Employment Agreement, your rights to separation payments and benefits shall be the same as those set forth in this Agreement, and the date of such termination shall be treated as the Succession Date for all purposes hereunder; provided that (i) the matters contemplated by this Agreement shall not constitute the basis for a Termination for Good Reason, and (ii) for purposes of the definition of “Termination for Cause,” no act or omission by you will be “willful” unless it is made by you in bad faith or without a reasonable belief that your act or omission was in the best interests of the Company and any act or omission by you based on authority given pursuant to a resolution duly adopted by the Board or on the advice of counsel for the Company will be deemed made in good faith and in the best interests of the Company. Upon any termination of your employment prior to the Succession Date as a Termination For Cause or a Termination Not for Good Reason, as defined in the Employment Agreement and modified herein, you will not be entitled to any separation payments or benefits (other than the Accrued Obligations, as defined below) and the terms of this Agreement shall be null and void.

2.      Board Service. Following the Succession Date, you will continue as a member of the Board and serve as its Non-Executive Chairman for a period of 90 days, unless you and the Board agree to an extension of such period, and you hereby agree to resign from the Board at the end of such period. In addition to the regular compensation for a non-employee director of the Company generally, you will receive compensation for your service as Non-Executive Chairman based on an annual cash retainer fee of $100,000, payable on a quarterly basis over your period of service in accordance with the Company’s policy for the payment of Board retainer fees generally. For the duration of your service as Non-Executive Chairman and through the first anniversary thereof, the Company will provide you with an administrative assistant consistent with current practice to facilitate the performance of your duties and the transition of the Chief Executive Officer position, subject to the terms of this Agreement.

3.      Succession Payments and Benefits. In consideration of your obligations under this Agreement (including the restrictive covenants in Section 8 hereof), in accordance with Section 5(b) of the Employment Agreement and in full satisfaction of your rights thereunder, upon and subject to your separation from service on the Succession Date, you will be entitled to the following separation payments and benefits: (a) a cash separation payment equal to $34,294,688.00, payable in a single lump sum (subject to applicable tax withholdings) within ten (10) days following the Release Date (defined below), (b) continuation of the benefits set forth in Section 4(b)(3) (life insurance) and Section 4(b)(4) (disability insurance) of the Employment Agreement until the third anniversary of the Succession Date, and (c) continuation of the health benefits set forth in Section 5(d)(iii) of the Employment Agreement in accordance with the terms thereof. Notwithstanding the foregoing, you shall not be entitled to receive any of the payments in this Section 3 or Section 4 unless you execute and deliver to the Company the Release of Claims in the form of Exhibit A hereto, and you do not revoke such Release of Claims, within the time periods specified therein (the 8th day following the Succession Date, the “Release Date”). In the event that the Succession Date has not occurred by December 31, 2018, and you and the Board do not mutually agree to the continuation of your service as Chief Executive Officer and the terms and conditions thereof, your employment will terminate as of such date and you will be entitled to the separation payments and benefits provided under this Section 3 and Section 4 hereof, subject to the terms thereof.

4.      Long Term Incentive Awards. Upon the Succession Date, subject to your execution and non-revocation of the Release of Claims attached as Exhibit A, the long term incentive awards set forth on Exhibit B hereto (the “LTI Awards”) shall be treated as follows: (i) all LTI Awards shall be deemed vested with respect to any service-based requirements to which such awards are then subject, and (ii) with respect to all LTI Awards that are subject to performance-based vesting requirements, such awards shall remain subject to the applicable performance-based vesting requirements under the award agreements. The LTI Awards shall otherwise remain subject to the terms and conditions set forth in the applicable award agreements. You acknowledge that you shall not have any rights to any long-term incentive awards other than the LTI Awards identified on Exhibit B.

5.      Accrued Rights. Upon the Succession Date, you will be entitled to (i) the earned but unpaid base salary and accrued but unused vacation days, payable in a single lump sum within ten (10) days following the Succession Date, in accordance with the Employment Agreement (ii) the Vested Benefits, payable pursuant to the terms of the applicable plan, policy, program, contracted or agreement, in accordance with the Employment Agreement, and (iv) settlement of any unreimbursed business expenses in accordance with the requirements of Section 4(c) of the Employment Agreement (together, the “Accrued Obligations”).

6.      Indemnification and Insurance. Section 4(d) of the Employment Agreement (Indemnification) is incorporated herein by reference and shall remain in full force and effect in accordance with applicable law and the Company’s Amended and Restated Certificate of Incorporation and the Amended and Restated By-Laws of the Company (the “By-Laws”) for the time periods specified therein. Subject to the By-laws, the Company will pay expenses (including attorneys’ fees) incurred by you in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding. You undertake to repay such amount if it shall ultimately be determined that you are not entitled to be indemnified by the Company as provided for in this Section 6. You will also continue to be covered by any past, current or future Company Director and Officer Liability Insurance program to the same extent as then-current officers and directors of the Company.

7.      Cooperation. You agree that, following the Succession Date, at the Company’s request, you shall assist and advise the Company in any investigation which may be performed by the Company or any government agency and any litigation in which the Company may become involved. Such assistance shall include you making yourself reasonably available for interviews by the Company or its counsel, deposition and/or court appearances at the Company’s request. The Company shall attempt to schedule such assistance at mutually convenient times and places, taking into account any employment constraints that you may have. The Company shall reimburse you for reasonable expenses incurred by you at the Company’s request, consistent with the Company’s practices applicable to you during your employment. To the maximum extent permitted by law, you agree that you will notify the Company’s General Counsel if you are contacted by any person contemplating or maintaining any claim or legal action against the Company, or by any agent or attorney of such person, within three business days of such contact. Nothing in this Section 7, however, requires you to act against your own legal interests.

8.      Restrictive Covenants.

(a)      Non-Competition; Company Property; Injunctive Relief; and Acknowledgments. You acknowledge and agree that the following provisions of the Employment Agreement shall remain in full force and effect in accordance with the terms thereof, and that you are in compliance and shall continue to comply with such covenants following the Succession Date for the time periods specified therein: Section 6(a) (Noncompetition), Section 6(b) (Confidentiality), Section 6(c) (Company Property), Section 6(d) (Injunctive Relief and Other Remedies) and Section 6(e) (Acknowledgments). With respect to the noncompetition restrictions of Section 6(a) of the Employment Agreement, you may request that the Board approve limited exceptions to such provision, and the Board shall consider such requests in good faith, provided that the Board shall not approve such request if it reasonably determines that such disapproval would be necessary and essential to protect the business, goodwill, and customer relationships that the Company and its subsidiaries.

(b)      In addition, for purposes of legal compliance, Section 6(b) of the Employment Agreement (Confidentiality) is hereby by amended by adding the following subclauses to the end of such clause:

(i)      Defend Trade Secrets Act. You are hereby notified, in accordance with the Defend Trade Secrets Act of 2016, 18 U.S.C. § 1833(b), that: (i) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; (ii) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (iii) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order.

(ii)      Whistleblower. Notwithstanding anything herein to the contrary, nothing in this Agreement shall: (i) prohibit you from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation; or (ii) require notification or prior approval by the Company of any reporting described in clause (i).

(c)      Non-Disparagement. You covenant and agree that you shall not disparage or direct others to disparage the Company or any of its affiliates, or any of their past, present or future employees, officers, directors, products or services, and the Company covenants and agrees that it (i) shall not disparage or direct others to disparage you or your performance of services for the Company, and (ii) shall instruct its directors and officers not to disparage or make defamatory statements about you. For purposes of this Section 8(c), the term “disparage” includes, without limitation, comments or statements to the press, to the Company’s or its affiliate’s employees or to any individual or entity with whom the Company or its affiliates has a business relationship (including, without limitation, any vendor, supplier, customer or distributor) or any public statement that would intentionally have a material adverse effect on, in any manner and as applicable: (i) the conduct of any business by the Company or you, as applicable, or its or your affiliates (including, without limitation, any business plans or prospects), or (ii) the business reputation of the Company or you, as applicable, or its or your affiliates (including for the Company, any officer, director or employee of the Company or its affiliates). Notwithstanding the foregoing, nothing in this Section 8(c) shall prevent the Company or you from (x) making any truthful statement to the extent, but only to the extent (i) such statement is made in connection with any proceeding (regardless of whether between you and the Company) or in the course of any regulatory or administrative inquiry, review or investigation or other proceeding that may be conducted by a government agency, or (ii) required by law, legal process or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction over you or (y) making normal competitive statements that would not be in connection with a violation of Section 6(a) of the Employment Agreement. Without limiting either your or the Company’s remedies for a breach of this Section 8(c), if either party shall breach this Section or any person protected by this Section shall breach the instruction provided for in clause (ii) of the first sentence hereof, this Section 8(c) shall not limit the response of the party not breaching this Section or limit future statements as to such breaching party or person.

(d)      Public Announcement. Prior to the date hereof, the Company has provided you with final versions of all press releases and public communications to be issued by the Company related to the separation of your employment.

9.      Tax Withholding. The Company shall deduct or withhold, or require you to remit to the Company, the minimum statutory amount to satisfy federal, state or local taxes required by law or regulation to be withheld with respect to any benefit provided hereunder.

10.      Full-Settlement; Legal Expenses. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against you or others. In no event shall you be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to you under any of the provisions of this Agreement. Consistent with Section 7(d) of the Employment Agreement, the Company agrees to pay, upon written demand therefor by you, all legal fees and expenses which you may reasonably incur as a result of any dispute or contest by or with the Company or others regarding the validity or enforceability of, or liability under, any provision of this Agreement, if you substantially prevail in the dispute or contest or the dispute or contest is settled, plus in each case interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code. In any such action brought by you for damages or to enforce any provisions of this Agreement, you shall be entitled to seek both legal and equitable relief and remedies, including, without limitation, specific performance of the Company’s obligations hereunder, in your sole discretion. The Company shall pay your reasonable legal fees in connection with the negotiation of this Agreement, subject to provision of appropriate invoices.

11.      Entire Agreement. This Agreement constitutes the entire agreement between you and the Company with regard to the subject matter hereof and, effective as of the Succession Date, supersedes the Employment Agreement, except as specifically provided herein. In the event that any one or more of the provisions of this Agreement are held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement shall not in any way be affected or impaired thereby. No waiver by either party of any breach by the other party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any other provision or condition at the time or at any prior or subsequent time.

12.      Notices. All notices given hereunder shall be given in writing, shall specifically refer to this Agreement and shall be personally delivered or sent by telecopy, facsimile or other electronic transmission or by registered or certified mail, return receipt requested, at the address set forth below or at such other address as may hereafter be designated by notice given in compliance with the terms hereof:

If to you:	To your address as set forth in the Company’s records.

If to the Company:	The Hain Celestial Group, Inc.
1111 Marcus Avenue
New Hyde Park, New York 11042
Attn: General Counsel

If notice is mailed, such notice shall be effective upon mailing, or if notice is personally delivered or sent by telecopy, facsimile or other electronic transmission, it shall be effective upon receipt.

13.      Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by you, the Company and your and the Company’s respective heirs, successors and assigns, except that you may not assign your rights or delegate your obligations hereunder without the prior written consent of the Company. The Company agrees to cause any person or entity that succeeds to the interest of the Company (regardless of whether such succession does or does not occur by operation of law) by reason of the sale of all or a portion of the Company’s stock, a merger, consolidation or reorganization involving the Company or, unless the Company otherwise elects in writing, a sale of the assets of the business of the Company (or portion thereof) in which you perform a majority of your services to assume this Agreement.

14.      Section 409A. The intent of the parties is that payments and benefit under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith or exempt therefrom, as applicable. A termination of employment shall not be deemed to have occurred for purposes of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” would violate Section 409A. Any payment hereunder constituting “nonqualified deferred compensation” within the meaning of Section 409A will be paid on the day that is six months plus one day after the Succession Date, after applying the exemption for short-term deferrals of compensation in accordance with Section 409A. All expenses or other reimbursements as provided herein shall be payable in accordance with the Company’s policies in effect from time to time, but in any event any reimbursements that are non-qualified deferred compensation subject to Section 409A of the Code shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by you. No such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year and the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchanged for another benefit. For purposes of Section 409A, your right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company. Nothing contained in this Agreement shall constitute any representation or warranty by the Company regarding compliance with Section 409A.

15.      Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws thereof.

16.      Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be resolved by binding arbitration. This arbitration shall be held in New York City and except to the extent inconsistent with this Agreement, shall be conducted in accordance with the Expedited Employment Arbitration Rules of the American Arbitration Association then in effect at the time of the arbitration, and otherwise in accordance with principles which would be applied by a court of law or equity. The arbitrator shall be acceptable to both you and the Company. If the parties cannot agree on an acceptable arbitrator, the dispute shall be held by a panel of three arbitrators one appointed by each of the parties and the third appointed by the other two arbitrators.

17.      Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Please acknowledge your acceptance of the terms of this Agreement by signing and dating this letter agreement as indicated below.

Sincerely,

/s/ Andrew R. Heyer

Andrew R. Heyer

Lead Director

The Hain Celestial Group, Inc.

Accepted and agreed:

/s/Irwin D. Simon

Irwin D. Simon

June 24, 2018

Exhibit A

Release of Claims

(i)      I, Irwin D. Simon, in consideration of and subject to the performance by The Hain Celestial Company, Inc. (together with its subsidiaries, the “Company”), of its material obligations under the Succession Agreement with the Company, dated June 24, 2018 (the “Agreement”), do hereby release and forever discharge, as of the date hereof, the Company and its affiliates and its and all of their respective present and former directors, officers, agents, representatives, employees, successors, assigns and direct or indirect owners (collectively, the “Released Parties”) to the extent provided below. Defined terms used herein that are not otherwise defined shall have the meanings set forth in the Agreement.

(ii)      I have agreed that, to reflect resolution of the rights under my Employment Agreement with the Company, I will not receive the payments and benefits specified in Section 3 and Section 4 of the Agreement unless I execute this Release of Claims and do not revoke it within the time period permitted hereafter or breach this Release of Claims. I also acknowledge and represent that I have received all payments and benefits that I am entitled to receive (as of the date hereof) by virtue of employment with the Company, other than as provided in the Agreement.

(iii)      Except as provided in paragraph (v) below, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, lawsuits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date of this General Release) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Civil Rights Act of 1866, as amended; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”); provided that the foregoing release shall not extend to, and in no event shall the “Claims” which are being released hereunder include, (a) any rights to reimbursement or indemnification in my capacity as an officer, director or employee of the Company or any of its Subsidiaries under the governing documents of the Company or such Subsidiary, any agreement with the Company, any insurance policy or applicable law or any claims that are the fault of the Company, other than as a result of my actions or omissions, (b) my rights to payments or benefits due under Section 3 and Section 4 of the Agreement, or (c) my rights as a stockholder of the Company. In addition, in the event (but only in the event) any Claim is made against me by or on behalf of the Company, nothing herein shall release or in any way limit any counterclaims I may make.

(iv)      I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph iii above.

(v)      I agree that this Release of Claims does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this Release of Claims. I acknowledge and agree that my separation from employment with the Company shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

(vi)      In signing this Release of Claims, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this Release of Claims and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this Release of Claims shall serve as a complete defense to such Claims. I further agree that I am not aware of any pending charge or complaint of the type described in paragraph 3 as of the execution of this Release of Claims.

(vii)      I agree that neither this Release of Claims, nor the furnishing of the consideration for this Release of Claims, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

(viii)      I agree that I will forfeit all amounts payable by the Company pursuant to Section 3 and Section 4 of the Agreement if I challenge the validity of this Release of Claims. I also agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees, and return all payments received by me pursuant to the Agreement.

(xii)      Whenever possible, each provision of this Release of Claims shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Release of Claims is held to be invalid, illegal or unenforceable in any respect under arty applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Release of Claims shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS RELEASE OF CLAIMS, I REPRESENT AND AGREE THAT:

(a)      I HAVE READ IT CAREFULLY;

(b)      I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED; TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(c)      I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION; I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE OF CLAIMS SUBSTANTIALLY IN ITS FINAL FORM ON __________ ___, _____ TO CONSIDER IT AND THE CHANGES MADE SINCE THE __________ ___, _____ VERSION OF THIS RELEASE OF CLAIMS ARE NOT MATERIAL AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;

(d)      [THE CHANGES TO THE AGREEMENT SINCE _____________, EITHER ARE NOT MATERIAL OR WERE MADE AT MY REQUEST.]

(e)      I UNDERSTAND THAT HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE OF CLAIMS TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(f)      I HAVE SIGNED THIS RELEASE OF CLAIMS KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(g)      I AGREE THAT THE PROVISIONS OF THIS RELEASE OF CLAIMS MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY A REPRESENTATIVE OF THE COMPANY AND BY ME.

DATE: __________ ___, _____

    Irwin D. Simon

Exhibit B

List of Outstanding LTI Awards

Grant Date	Type of Award	Number of Unvested Shares (at Target)	Vesting Date	Performance Period End Date	Performance Metric
7/3/2012	RSU	40,000	8/27/2018	n/a	n/a
7/3/2012	RSU	40,000	10/22/2018	n/a	n/a
7/3/2012	RSU	40,000	12/13/2018	n/a	n/a
7/3/2012	RSU	40,000	10/22/2019	n/a	n/a
12/29/2015	PSU	162,345	6/30/2018	6/30/2018	TSR
9/26/2017	PSU	164,265	6/30/2019	6/30/2019	TSR
9/26/2017	RSU	4,106	9/26/2018	n/a	n/a
9/26/2017	RSU	4,106	9/26/2019	n/a	n/a
9/26/2017	RSU	4,107	9/26/2020	n/a	n/a
12/29/2015	Performance Award	TBD*	n/a	6/30/2018	Net Sales Growth

*Number of fully vested shares to be determined based on net sales growth through the end of the Performance Period.

B-1